Exhibit 10.1

SEPARATION AGREEMENT
(hereinafter referred to as “Separation Agreement”)

between
ATAI LIFE SCIENCES N.V.
Wallstraße 16, 10179 Berlin, Germany
("Company”)

and

Florian Brand

[ ●]
(“Executive”)
Jointly the “Parties”

the following is agreed:

Executive is currently Chief Executive Officer of the Company (the “CEO”) and of the companies affiliated with the Company (hereinafter only "Affiliated Companies"). Executive and ATAI Life Sciences AG (a German stock corporation with its statutory seat in Munich, Germany, “ATAI AG”), which is now wholly owned by the Company, had entered into a service agreement dated June 5, 2019 (the “Prior Service Agreement”), which was replaced by a new service agreement dated June 10, 2021 (hereinafter referred to as the "Service Agreement" and the resulting contractual relationship as the "Service Relationship").

The Parties now wish to terminate the Service Agreement and any directors’ positions of Executive after a transition period. Therefore, the Parties agree to the following, subject to Executive executing the Separation Agreement and Release in substantially the form attached hereto as Exhibit A (the “Release”):

§ 1 Group leadership / Handover

1.
As of June 1, 2024 (the "Transition Date”), Executive shall transition to the role of Co-CEO of the Company and shall serve in such role in close internal coordination with another Co-CEO. Executive’s new title shall be “Co-CEO”. For the avoidance of doubt, in relation to the Company’s internal governance Executive shall keep the title of CEO within the meaning of section 14.3 of the Company’s articles of association (the “Articles”) until the supervisory board of the Company removes Executive from this position and such removal is registered in the Dutch commercial register (kamer van koophandel, the “Commercial Register”). As long as Executive is the sole member of the  Company’s management board (“Management Board”)  or registered as the CEO (within the meaning of the Articles) in the Commercial Register, Executive agrees to act on behalf of the Company only pursuant to prior internal coordination with the other members of the Management Board and/or the other Co-CEO (as the case may be) and in accordance with this Separation Agreement.

ATAI LIFE SCIENCES N.V.

2.
Executive undertakes from the Transition Date until December 31, 2024 (the “Termination Date” and such period, the “Transition Term”) to (i) work together with the other Co-CEO and to continue to perform such reasonable and lawful duties, responsibilities and authority as the competent corporate bodies of the Company (e.g., the Management Board (except when Executive is the sole member) or Supervisory Board) (in either case, the “Board”) of the Company may designate from time to time and (ii) assist in the transition of Executive’s tasks and responsibilities in an orderly manner and with due care to ensure an orderly transition (collectively, the “Transition Services”). Executive agrees to perform the Transition Services in substantially the same manner and with substantially the same effort, time commitment and level of care as Executive has historically performed duties for the Company and Affiliated Companies and, in all instances, in compliance with all applicable laws and policies of the Affiliated Companies. Notwithstanding the foregoing, the Company shall have the sole discretion to place Executive on “garden leave,” to which Executive hereby gives his consent, and to not require or permit Executive to report to work or to provide any continued services during the Transition Term.

§ 2 Termination of the Service Relationship

1.
The Parties agree that the Service Agreement and Executive’s resulting Service Relationship will terminate upon the Termination Date.  The Parties further agree that the Prior Service Agreement was previously superseded and is of no force or effect.

2.
Except as otherwise provided in this Separation Agreement, the Parties also agree that as of the end of the Termination Date there are no other contractual relationships between them (managing director/executive agreement or employment relationships).

3.
Executive undertakes to resign from all offices as legal representative, director or governing body of the Company and Affiliated Companies with effect from the end of the Termination Date and, upon the Company’s request, Executive undertakes to cooperate fully with all formalities connected to the resignation(s) and thus take all actions and make and receive all declarations required for the correction of public registers (e.g., including the Dutch and the German commercial registers).

4.
Notwithstanding anything to the contrary in this Separation Agreement, any post-contractual obligations of Executive arising from Article 5 (Non Competition / Non Solicitation) and Article 8 (Confidentiality Clause) of the Service Agreement remain unaffected and shall continue also after the Termination Date, except that (i) the noncompetition limitation in Article 5, clause 1 of the Service Agreement (the "Non-Compete”) shall only last until the date five (5) months following the Termination Date, which is the length of the Severance Term (as defined below), and (ii) with respect solely to non-operational Board opportunities that may be of interest to Executive and which might otherwise fall into the scope of the Non-Compete, the Company agrees to not unreasonably withhold its consent for Executive to enter into such an opportunity.

5.	The Company will end the liability insurance in connection with the performance of the services by Executive as per the Termination Date.

§ 3 Remuneration

ATAI LIFE SCIENCES N.V.

1.
During the Transition Term, the Company will pay Executive a salary at a monthly gross rate of USD 45,833, pro-rated for any partial period of service, plus the contribution to private health and long-term care insurance in the amount of USD 960 gross per month.

2.
During the Transition Term, Executive shall (i) continue to be eligible to participate in the same benefit plans, programs and arrangements of the Affiliated Companies that Executive participated in on the date hereof, subject to the terms and conditions of such plans and programs and applicable law; and (ii) vest in the outstanding unvested equity awards in the Company held by Executive as of the date hereof in accordance with the terms and conditions of the Company’s 2020 Employee, Director and Consultant Equity Incentive Plan (the “2020 Plan”), the Company’s 2021 Incentive Award Plan (the “2021 Plan”), as applicable, and the applicable award agreement(s).

3.
The Company agrees to pay Executive’s legal fees incurred in connection with the negotiation of this Separation Agreement up to a maximum of USD 7,500 including VAT and any office charges.  The Company will pay such legal fees within thirty (30) days following receipt of an itemized fee statement in Executive’s name and invoice establishing such fees.

4.	Except as otherwise set forth in this Separation Agreement, the Parties agree that no further claims for payment of fixed or variable remuneration have been agreed between them.

§ 4 Severance

Executive acknowledges and agrees that this Separation Agreement does not stipulate a case of “Good Reason”, death or illness (as defined in Art. 4 of the Service Agreement) and that Executive is not entitled to any severance payments and benefits as set forth in Art. 4. of the Service Agreement in connection with the execution of this Separation Agreement or the changes to his services relationship as set forth in this Separation Agreement.

Instead, if Executive (i) provides continuous services for the Company through the Termination Date or the date of garden leave as referred to in § 1 sub 2. of this Separation Agreement (as the case may be), (ii) re-executes the Release within five (5) days following the Termination Date, and (iii) provides the Transition Services to the Company and to Affiliated Companies during the Transition Term to the reasonable satisfaction of the Company and Parent, having considered in good faith what a similarly-situated, third party would deem satisfactory, then Executive will be eligible to receive the following severance payments and benefits:

(1)
an amount equal to $229,167 (reflecting 5/12 of Executive’s annual base salary), payable in the form of salary continuation in regular installments over the five (5) month period following the Termination Date (such period, the "Severance Term”) in accordance with the Company’s normal payroll practices;

(2)
Executive’s annual performance bonus for calendar year 2024 (the “2024 Bonus”).  The amount of the 2024 Bonus shall be determined by the Board of Supervisory Directors of the Company based on actual performance for calendar year 2024 and determined in a manner consistent with 2024 Bonus decisions made for executive officers of the Company. The 2024 Bonus, to the extent earned as determined by the Board of Supervisory Directors of the Company in good faith, will be paid in a lump sum at the same time 2024 annual bonuses are paid to other executive officers of the Company, but in no event later than March 15, 2025;

ATAI LIFE SCIENCES N.V.

(3)
immediate vesting of (x) any outstanding unvested equity awards (consisting of both options and restricted stock units) in the Company held by Executive as of the Termination Date that would have vested based solely on Executive’s continued service through March 15, 2025, and (y) after giving effect to the foregoing subpart (x), fifty (50%) of the remaining, unvested option award granted by the Company to Executive by grant notice dated March 14, 2023 (having a strike price of $1.18 per share, the “March 2023 Option”);

(4)
subject to paragraph (5) below, the time period that Executive may have to exercise any vested stock options shall be extended until the first to occur of (x) the one year anniversary of the Termination Date or (y) the expiration of the remaining term of the applicable stock option, subject in each case to earlier termination in connection with a corporate transaction or event as provided in the 2020 Plan, the 2021 Plan, as applicable, and the applicable award agreement(s);

(5)	solely with respect to the vested portion of the March 2023 Option, the Parties agree as follows:

a.
notwithstanding the preceding Section 4, paragraph (4), subclause (x), the time period that Executive may have to exercise the vested portion of the March 2023 Option shall be extended to the two year anniversary of the Termination Date; and

b.
in consideration of the treatment of the March 2023 Option, without the prior written consent of the Company, Executive shall be prohibited from, directly or indirectly, selling or otherwise transferring the shares subject to the March 2023 Option until the one year anniversary of the Termination Date.

(6)
tax return preparation assistance for Executive’s 2023, 2024 and 2025 tax years by a mutually agreed firm with such costs to be reimbursed (net of taxes) to Executive to be provided for so long as Executive is subject to tax in the United States as a result of compensation paid by the Company, except that in no event shall the Company reimburse tax return preparation costs incurred by Executive after calendar year 2026; and

(7)
retain Executive’s Company-provided laptop; provided that the Company shall permanently delete all data stored on such laptop which is related to the business of the Company or of the Affiliated Companies, which the Company will promptly remove after the end of the Transition Term.

To the extent unpaid as of the Termination Date, and subject to the terms and conditions of the Service Agreement, the Company shall pay or provide to Executive the Accrued Obligations (as defined in the Service Agreement), subject to and in accordance with the terms thereof.

For the avoidance of doubt, Executive shall not be entitled to receive any further severance, separation, notice or similar payments of any kind under the Service Agreement, including but not limited to the Change in Control Payment in article 4.3 of the Service Agreement or otherwise in connection with the termination of the Service Agreement and Service Relationship except as provided herein.

ATAI LIFE SCIENCES N.V.

§ 5 Vacation

Any of Executive’s accrued but untaken vacation days as of the Termination Date shall be paid to Executive in a lump sum within thirty (30) days following the Termination Date, provided, that, in no event shall more than six weeks of accrued vacation pay be paid to Executive.

§ 6 Return of company property and data

1.
Except as otherwise provided above with respect to Executive’s Company-provided laptop, Executive shall make available to the Company immediately upon the Termination Date all Company property in his possession, including notebook, mobile phone and any objects and documents he received or created in connection with his services such as business-related records as well as all copies thereof. He may not retain any copies of such documents. The same shall apply to Affiliated Companies.

2.
Executive shall also hand over immediately all data carriers and data (copied on data carriers) as well as copies thereof relating to the business of the Company or of Affiliated Companies affiliated with it. Following the delivery of such, Executive shall permanently delete all data stored on private IT which is related to the business of the Company or of Affiliated Companies with it.

3.	Executive shall not have any right of retention in respect of the objects and data referred in the above clauses.

§ 7 HSOP

Executive participates, via Proxima Centauri UG (haftungsbeschränkt), in the German civil law partnership ATAI Life Sciences HSOP GbR (“HSOP GbR“) by holding so called HSOP Assets; further details are contained in the partnership agreement in relation to the HSOP GbR (“HSOP Plan”). In relation to the Vesting pursuant to clause 7 of the HSOP Plan the Parties agree, that the termination of Executive’s Service Relationship with the Company constitutes a “Good Leaver Event” pursuant to clause 7.2 of the HSOP Plan, which will occur as at the Termination Date.

§ 8 Communication and Confidentiality

1.
The Parties will only make the following official joint declaration to third parties, in particular to the press, other members of the public or on the Internet, as well as within the Company, regarding the termination of Executive’s Service Agreement and Service Relationship with the Company: “Florian Brand‘s transition to a Co-CEO role before ultimately departing atai by end of the year was an amicable and mutually-agreed upon decision designed to serve the needs of both the Company and Mr. Brand.”

2.
The Company will additionally file a Form 8-K and issue a press release related to the transition referred to in paragraph 1 of this Section 8 (the “Required Public Statements”). Executive and the Company will refrain from additional and subsequent declarations of a different content and from additional and subsequent explanations of the above declaration and/or as provided for in the Required Public Statements.

ATAI LIFE SCIENCES N.V.

3.
No later than a week after the Termination Date Executive will amend his personal data on social media in such a way that these data show that, as from the Termination Date, he is no longer a director of the Company, nor providing services to the Company. The same applies to Affiliated Companies.

4.
Executive agrees that Executive will not make statements or representations to any person, entity or firm which could reasonably be expected to cast any Affiliated Company in an unfavorable light or which could reasonably be anticipated to adversely affect the name or reputation of any Affiliated Company, or the name or reputation of any current or former officer, director or employee of the Company; provided that Executive will respond accurately and fully to any question, inquiry or request for information when required by legal process.  The officers and directors of the Company agree to refrain from making any derogatory or disparaging remarks or statements, oral or written, on behalf of the Company to any third parties concerning Executive in any manner likely to be harmful to Executive’s s business reputation or personal reputation; provided that the Company officers and directors will respond accurately and fully to any question, inquiry or request for information when required by legal process or in connection with enforcing the Company’s rights.

5.	Executive shall have reasonable input into the language of the Required Public Statements as it relates to Executive’s departure from the Company, subject to approval from the Company.

§ 9 Governing Law

This Separation Agreement is regarded as a settlement agreement within the meaning of article 7:900 of the Dutch Civil Code and governed by Dutch Law. The Dutch courts shall have exclusive jurisdiction to hear and decide on any disputes directly or indirectly arising from this Separation Agreement.

§ 10 Supplementary Agreements / Written Form

1.
This Separation Agreement and the Release includes all agreements and understandings between the Parties in respect of the termination of the Service Relationship of Executive, including the Service Agreement (except as expressly preserved herein). There are no (oral) side agreements to it.

2.
Except for individually negotiated terms, any amendments and additions to this Separation Agreement or Release, including the waiver of the requirement of written form, shall be valid only if made in writing and signed by both Parties in a legally binding form.

Berlin, den	May 14, 2024	Berlin, on	May 14, 2024

/s/ Florian Brand	/s/ Ryan Barrett
Florian Brand	ATAI LIFE SCIENCES N.V. Represented by Ryan Barrett, General Counsel and Corporate Secretary

ATAI LIFE SCIENCES N.V.

Exhibit A

Release

This Release (“Agreement”) is made by and between Florian Brand and ATAI Life Sciences N.V. (together with any successor, the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, in connection with Executive’s transition and separation from service with the Company, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s service relationship with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company or one if its affiliates, rights of Executive under the Separation Agreement to which this Agreement is attached (the “Separation Agreement”), vested benefits or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the payments and benefits described in the Separation Agreement (subject to the terms of the Separation Agreement), which, pursuant to the Separation Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.    Payments. The Company agrees to provide Executive with the payments and benefits described in the Separation Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Separation Agreement.

2.    Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of its or their current and former officers, directors, equityholders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement and, if Executive re-signs this Agreement, up until and including the date Executive re-signs this Agreement. Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law. This release further does not release claims for breach of the Separation Agreement by the Company.

ATAI LIFE SCIENCES N.V.

3.    Company Release.  The Company and all of its current of former parents, subsidiaries, related entities or affiliated companies or organizations, and their respective employee benefit plans or funds including but not limited to their partners, employees, agents, officers, directors, stockholders, trustees, successors, assigns, administrators and attorneys acting in their capacity as such (the “Company Releasors”), and each of them, fully and forever releases and discharges Executive of and from any and all claims, rights, actions, causes of action, obligations, debts, interest, damages, charges, losses, penalties, forfeitures, liabilities, costs, attorneys’ fees, and demands of any nature, whether arising in law or in equity, based on any act, omission, practice, conduct, event or other matter whether acting as agents of the Company or in their individual capacities, occurring up to and including the Transition Date and, if Executive re-signs this Agreement, occurring up until and including the date Executive re-signs this Agreement. Notwithstanding anything in this Section 3, the Company Releasors do not release any right to pursue a claim based upon fraud, commission of any criminal activity, misappropriation of the Company’s proprietary information, a breach of any post-contractual obligations of Executive arising from Article 5 (Non Competition / Non Solicitation) and Article 8 (Confidentiality Clause) of the Service Agreement, or trade secrets or similar claims. Further, for the avoidance of doubt, nothing in this Section 3 shall prevent the Company from implementing its clawback policy against Executive or pursuing any claims arising after the Separation Date.

4.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.    No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

6.    Governing Law. This Agreement is governed by Dutch law.

7.    Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

ATAI LIFE SCIENCES N.V.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Berlin, den	May 14, 2024	Berlin, on	May 14, 2024

/s/ Florian Brand	/s/ Ryan Barrett
Florian Brand	ATAI LIFE SCIENCES N.V. Represented by Ryan Barrett, General Counsel and Corporate Secretary

IN WITNESS WHEREOF, Executive has re-executed this Agreement on the date set forth below.

Berlin, den

Florian Brand

ATAI LIFE SCIENCES N.V.